Exhibit 4.2

AMENDMENT TO PROMISSORY NOTES

This Amendment to Promissory Notes (this “Amendment”) is made as of this 10th day of July, 2009 by and among Cardium Therapeutics, Inc., a Delaware corporation (the “Company”), and the Holders (as defined below) of the senior subordinated secured promissory notes (the “Notes”) issued pursuant to the terms of that certain Note and Warrant Purchase Agreement dated June 11, 2009. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Notes.

W I T N E S SE T H

WHEREAS, the Holders purchased an aggregate principal amount of $750,000 of Notes, of which an aggregate principal amount of $600,000 of Notes are dated June 11, 2009 and an aggregate principal amount of $150,000 of Notes are dated June 23, 2009;

WHEREAS, Section 8 of the Notes provides that the terms of all of the Notes may be amended with the written consent of the Company and the Requisite Holders; and

WHEREAS, Company and the Holders executing a signature page hereto, who collectively qualify as the Requisite Holders under the Notes (the “Consenting Holders”), desire to amend the terms of all of the Notes as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendments. The Company and the Consenting Holders agree that, effective as of the date first above written, Section 5(a)(i) of the Notes is hereby amended to delete the words “14 days” and in place thereof insert the words “twenty-three (23) days” so that Section 5(a)(i) of the Note shall read in its entirety as follows:

(i) any indebtedness under this Note is not paid when and as the same shall become due and payable, whether at maturity, by acceleration, thirty-five (35) days following notice of prepayment or otherwise, and any such amount shall remain unpaid for a period of twenty-three (23) days after the due date thereof;

2. Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument. Delivery by facsimile or other electronic means of an executed counterpart hereof shall have the same force and effect as delivery of an originally executed counterpart hereof.

[Signatures on next page]

IN WITNESS WHEREOF, the undersigned, by their duly authorized representatives, have executed this Amendment as of the date first above written.

Company:

CARDIUM THERAPEUTICS, INC.

By:
Tyler Dylan, Chief Business Officer, General Counsel, Executive Vice President and Secretary

Note Holder:

(Print Name of Individual or Entity)

By:
(Signature)
Name:
Title:

Principal Amount of Note: $

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